Exhibit 10.1

May 12, 2005

Dear Jim,

This will confirm AnnTaylor’s agreement with respect to your compensation:

•	Your base salary has been increased 3% to $381,000, effective May 11, 2005

•	AnnTaylor will pay you a retention bonus of $100,000, payable in your May 31, 2005 paycheck. You hereby agree to fully reimburse AnnTaylor $100,000 if you voluntarily resign prior to June 1, 2006.

•	If AnnTaylor terminates you other than for “cause”, you will receive severance equal to your annual base salary at the time of termination, payable over a 12-month period from your date of termination (the “Severance Period”), provided you execute and deliver a general release in form and substance satisfactory to AnnTaylor.

•	In addition, the Company shall permit you to continue your participation in its medical, dental and vision insurance programs during the Severance Period. At the end of that period, you shall be entitled to participate in such programs in accordance with the applicable COBRA regulations.

I hope that you recognize this retention incentive as an acknowledgement of your contributions.

Please acknowledge your agreement by signing and returning to me the enclosed copy of this letter.

Sincerely,

/s/ J. Patrick Spainhour

Pat Spainhour
Chairman and Chief Executive Officer

cc:	Kay Krill
Barbara Eisenberg
Lorin Thomas

ACCEPTED AND AGREED:

/s/ James M. Smith
James M. Smith

Dated: May 19, 2005